Exhibit 99.1
CONTACT:
Janine Dusossoit
Vice President, Corporate Communications
Safeguard Scientifics, Inc.
610-975-4952
FOR IMMEDIATE RELEASE
SAFEGUARD SCIENTIFICS SELLS PRIVATE EQUITY
FUND INTERESTS FOR $24 MILLION;
BOARD AUTHORIZES CONVERTIBLE DEBT REPURCHASE
Wayne, PA, December 13, 2005 — Safeguard Scientifics, Inc. (NYSE: SFE) announced today that it had sold most of its interests in eight private equity funds for approximately $24 million in cash. The buyer also assumed approximately $9 million of Safeguard’s remaining unfunded capital commitments to these private equity funds. Safeguard will report a gain on the sale.
“Safeguard has a long history of working well with private equity funds,” said Peter J. Boni, President and Chief Executive Officer of Safeguard Scientifics, Inc. “This group of funds has performed well, and Safeguard determined that it was a good time to realize an attractive return on its investment.”
The company also announced that its board of directors has authorized the use of up to $20 million of the proceeds to repurchase a portion of Safeguard’s outstanding 2.625% Convertible Senior Debentures due in 2024. The timing of the repurchases will depend on market conditions and may be made selectively in the open market or in privately negotiated transactions.
“Our board believes Safeguard can repurchase our debt securities opportunistically at attractive prices,” said Mr. Boni. “Based on the current market price of the debentures, we believe this repurchase program is a prudent use of our cash.” He added that Safeguard has a strong balance sheet enabling the company to continue meeting the needs of its existing partner companies as well as to acquire additional companies.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) advances the value of revenue-stage information technology and life sciences companies. Safeguard provides growth capital as well as a range of strategic, operating and management resources to help its partner companies build value in their businesses. The company participates in expansion financings, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, visit www.safeguard.com.
The statements contained in this news release that are not historical facts are forward looking statements which involve certain risks and uncertainties including, but not limited to, the ability of the company to repurchase its convertible securities, the timing of those purchases, and other uncertainties as described in the company’s filings with the Securities and Exchange Commission. The company does not assume any obligation to update any forward looking statements or other information contained in this news release.